SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 18, 2008

(Date of earliest event reported)

SALLY BEAUTY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33145	36-2257936
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

3001 Colorado Boulevard
Denton, Texas 76210

(Address of principal executive offices)

(940) 898-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03.         CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On September 18, 2008, Sally Holdings LLC, a subsidiary of Sally Beauty Holdings, Inc. (the “Company”), borrowed $75 million in principal amount under its existing $400 million revolving credit facility to increase its cash position to preserve its financial flexibility in light of the dislocation of the financial markets.  The credit facility was established pursuant to its Credit Agreement, dated November 16, 2006, with respect to an Asset-Based Loan Facility, among Sally Holdings LLC, Beauty Systems Group LLC, Sally Beauty Supply LLC, any Canadian Borrower from time to time party thereto, certain subsidiaries of Sally Holdings LLC, the several lenders from time to time parties thereto, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and Collateral Agent, and Merrill Lynch Capital Canada Inc., as Canadian Agent and Canadian Collateral Agent (the “ABL Credit Agreement”). Currently, GE Business Financial Services, Inc. is the Administrative Agent and Collateral Agent and GE Canada Finance Holding Company is the Canadian Agent and Canadian Collateral Agent under the ABL Credit Agreement.  The funds will be used for working capital, capital expenditures and other business purposes.

The Company has selected a revolving loan at an adjusted prime-based rate plus a margin of 0.25%. The rate of interest on this $75 million revolving loan for the selected interest period is 5.25% percent. After taking into account this draw down under the ABL Credit Agreement, as of September 18, 2008, the Company has an available capacity of approximately $263 million remaining under the ABL Credit Agreement.

The ABL Credit Agreement is described under Item 1.01 in the Company’s Current Report on Form 8-K filed on November 22, 2006, which description is incorporated by reference herein. Such description is also qualified by reference to the full text of the ABL Credit Agreement, which was filed as Exhibit 4.6.1 to such previously filed Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	September 19, 2008

SALLY BEAUTY HOLDINGS, INC.

		By:	/s/ Raal H. Roos
		Name:	Raal H. Roos
		Title:	Senior Vice President, Secretary and General Counsel